EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 18, 1999

  AVTEAM EXPECTS THIRD QUARTER 1999 REVENUES TO MORE THAN DOUBLE THIRD QUARTER
                                 1998 REVENUES

 DETERMINES TO CONTINUE STRATEGY FOCUSED ON AFTERMARKET FOR CFM56 ENGINE SERIES

MIRAMAR, FL, OCTOBER 18, 1999 - AVTEAM, Inc. (Nasdaq: AVTM), a global supplier of aftermarket aircraft engines, engine parts, airframe components, and engine repair and overhaul services to the aviation industry, expects revenues for the third quarter ended September 30, 1999 to exceed $30 million, which represents more than a 100% increase compared to prior-year third quarter revenues. Concurrently, AVTEAM's inventory has decreased approximately 10% in 1999 as efficiencies resulting from the December 1998 acquisition of M&M Aircraft Services are being realized. Donald A. Graw, Chairman and Chief Executive Officer of AVTEAM, noted, "I am pleased with the increased efficient use of our capital as both inventory and outstanding debt levels at the end of the third quarter declined from second quarter levels." AVTEAM will report third quarter financial results during the second week in November.

On May 17, 1999, AVTEAM's Board of Directors retained Credit Suisse First Boston ("CSFB") to assist the Company in exploring strategic alternatives to improve shareholder value. CSFB has concluded its review and presented its findings. The Board of Directors has determined that it is in the long-term best interests of AVTEAM shareholders to sustain the operating strategy successfully being executed. Mr. Graw further commented, "We believe we are well positioned to expand our products and services for the CFM56 engine series, currently the world's most produced commercial jet engine. We believe this strategy could represent a significant growth driver for our future."

EXCEPT FOR THE FACTUAL STATEMENTS MADE HEREIN, THE INFORMATION CONTAINED IN THIS PRESS RELEASE CONSISTS OF FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT. WORDS AND EXPRESSIONS REFLECTING OPTIMISM AND SATISFACTION WITH CURRENT PROSPECTS, AS WELL AS WORDS SUCH AS "BELIEVE," "INTENDS," "EXPECTS," "PLANS," "ANTICIPATES" AND VARIATIONS THEREOF, IDENTIFY FORWARD LOOKING STATEMENTS, BUT THEIR ABSENCE DOES NOT MEAN THAT A STATEMENT IS NOT FORWARD LOOKING. SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF PERFORMANCE, AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN SUCH STATEMENTS. FACTORS THAT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE A DECLINE IN THE DEMAND FOR AFTERMARKET AIRCRAFT ENGINES, RESCHEDULING OR CANCELLATION OF CUSTOMER ORDERS, LOSS OF A MAJOR CUSTOMER, DIFFICULTIES IN EXECUTING THE COMPANY'S PLANS TO SIGNIFICANTLY EXPAND CFM56 CAPACITIES, REGULATORY UNCERTAINTIES, SEASONAL FLUCTUATIONS, GENERAL COMPLETION AND PRICE PRESSURES IN THE MARKETPLACE, AND THE COMPANY'S ABILITY TO CONTROL COSTS AND EXPENSES. REFERENCE IS ALSO MADE TO OTHER FACTORS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS" AND OTHER SECTIONS OF THE COMPANY'S FORM 10-K FOR THE MOST RECENTLY COMPLETED FISCAL YEAR. THESE FORWARD LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE, AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE ANY FORWARD LOOKING STATEMENTS TO REFLECT NEW INFORMATION, EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS RELEASE.